EXHIBIT 4.5.1 – AGREEMENT TO CONVERT CONVERTIBLE SUBORDINATED NOTE TO SHARES OF THE COMPANY’S COMMON STOCK THE PINNACLE FUND, L.P.

THE PINNACLE FUND

4965 Preston Park Blvd., Suite 240	972 / 985-2121
Piano, Texas 75093-5170	FAX 972 / 985-2122

November 14, 2003

Mr. Jason K. Wadzinski

President/CEO

Advant-e Corporation

2680 Indian Ripple Road

Dayton, OH 45440

Mr. Wadzinski,

This letter is to inform you of our request to convert $250,000 of the Convertible Subordinated Note dated September 27, 2001 that we hold into common stock of Advant-e Corporation.

Based on the conversion price of $ I .06 per share, we are expecting to be issued 235,849 shares of Advant-e Common Stock as per the Note Purchase Agreement dated September 27, 2001.

As of November 14, 2003, there is $5,417 of accrued interest that we would like paid in cash.

We will forward to you the original Convertible Subordinated Note as per the terms of the Note Purchase Agreement.

Sincerely,

Barry M. Kitt
General Partner, Pinnacle Advisers, L. P., The General Partner to The Pinnacle Fund, L. P.

41